CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated February 22, 2008 on the financial statements and financial highlights of Firsthand Technology Value Fund, Firsthand Technology Leaders Fund, Firsthand Technology Innovators Fund, Firsthand e-Commerce Fund,  Firsthand Global Technology Fund and Firsthand Alternative Energy Fund, each a series of shares of Firsthand Funds.   Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N-14 of Firsthand Funds.   We also consent to the references to the name of our Firm in the Registration Statement and Prospectus.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 31, 2008